Exhibit (77)(K)

INSERT FOR ITEM 77K (SCUDDER RREEF SECURITIES TRUST)

Effective September 3, 2002, the Fund dismissed Deloitte & Touche LLP as the Fund's independent accountant and engaged PricewaterhouseCoopers LLP by action of the Fund's Board of Trustees and upon the recommendation of the Audit Committee.










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                                   MEMORANDUM

To:        Board of Directors

From:      Daniel O. Hirsch
           Deutsche Asset Management Legal Department

Date:      August 15, 2002

Re:        Appointment of Independent Accountants for RREEF
           RReal Estate Securities Fund

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PROPOSAL

         We recommend that the Audit Committee recommend to the Board that PricewaterhouseCoopers LLP ("PWC") replace Deloitte & Touche LLP as the independent accountants to the RREEF RReal Estate Securities Fund (the "Fund"), a series of the RREEF Securities Trust, effective for the fiscal years ending November 30, 2002 and November 30, 2003.

DISCUSSION

         At the upcoming meeting, we are recommending that the Board approve various matters related to the launch of new and existing share classes of the Fund off the Scudder platform. These matters are discussed in greater detail in the Board materials under Item F in the section entitled "Special Items". One such item for consideration is the replacement of Deloitte & Touche LLP as the independent accountants for the Fund. For operational efficiency, Fund management recommends that you recommend to the Board the appointment of PWC as the independent accountants for the Fund. PWC currently serves as the independent accountants to several of the Scudder Funds including the legacy Deutsche Real Estate Securities Fund. At the Audit Committee Meeting, PWC will make a presentation describing the scope of services it will provide.

         A memorandum from PWC and a resolution are attached.

                       PROPOSED RESOLUTION RELATING TO THE
                   APPOINTMENT OF NEW INDEPENDENT ACCOUNTANTS

         (To be voted on first by the Independent Trustees voting alone and then by the entire Board of Scudder RREEF Securities Trust, on behalf of the Scudder RREEFReal Estate Securities Fund)

RESOLVED, Deloitte & Touche LLP be replaced by PricewaterhouseCoopers
          LLP as independent accountants of the Scudder RREEF Real Estate Securities Fund (the "Fund").

FURTBER RESOLVED, that PricewaterhouseCoopers LLP, independent public accountants, are hereby selected pursuant to and subject to the provisions of Section 32(a) of the Investment Company Act of 1940, as amended, as the independent public accountants for the Fund, to certify every financial statement certified by an independent public accountant which is required by any law or regulation to be filed by the Fund with respect to all or any part of its fiscal year ending November 30, 2002 and November 30, 2003.